Exhibit 10.1

FIRST AMENDMENT TO AMENDED

AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into on the 7th day of April, 2011, by and between ALLIANCE ONE INTERNATIONAL, INC., a Virginia Corporation with its principal office in Morrisville, North Carolina (the “Company”), and HENRY C. BABB, JR. (the “Executive”).

R E C I T A L S

The Company and the Executive entered into an Amended and Restated Employment Agreement effective as of December 31, 2008 (the “Employment Agreement”). The Company desires for the Executive to assist the Company with its transition to a new General Counsel and Corporate Secretary and to assist the Company with various other special projects until March 31, 2012. The Company also has notified the Executive that it will terminate the Executive’s employment as of the close of business of the Company on March 31, 2012. The Company and the Executive now wish to amend the Employment Agreement to provide for the Executive’s new duties and compensation and to clarify certain other provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree to modify and amend the Employment Agreement as follows:

1. Delete the first sentence of part A. of Section One – Employment of Executive/Duties and substitute therefor the following:

“A. Effective as of the close of business of the Company on December 31, 2010, the Executive ceased to serve as the Corporate Secretary of the Company. Effective as of the close of business of the Company on March 31, 2011, the Executive ceased to serve as the Senior Vice President – Chief Legal Officer. Beginning April 1, 2011, the Executive shall serve as the Chief Compliance Officer of the Company.”

2. Delete part B. of Section One – Employment of Executive/Duties and substitute therefor the following:

“B. The Executive shall use his best efforts to effect an orderly transition to the Corporate Secretary appointed effective as of January 1, 2011 and to the Chief Legal Officer appointed effective as of April 1, 2011. In his capacity as Chief Compliance Officer, the Executive shall:

1.	facilitate the transitions of Nick Fink to Director of Compliance and Simon Green to managing ECLTF and other industry relations programs;

2.	serve as primary contact for the Company’s court-ordered Monitor and coordinate and facilitate the Monitor process;

3.	organize and enhance the Company’s external (governmental and industry) relations program; and

4.	manage, at the direction of the Chief Legal Officer, the Company’s litigation, investigations and claims process.”

3. Insert the following new part E. at the end of Section One – Employment of Executive/ Duties:

“E. The Company has notified the Executive that the employment of the Executive will be terminated involuntarily, without ‘cause’ (as defined in Section 6.A. of the Employment Agreement) as of the close of business of the Company on March 31, 2012 (the period commencing on April 1, 2011 and ending on March 31, 2012 shall be referred to as the ‘Term’). Prior to the end of the Term, the Executive can be terminated by the Company only for ‘cause.’ The Company’s termination of the employment of the Executive as of the end of the Term shall be treated as an involuntary termination without cause under Section 6.B. of the Employment Agreement and the Executive shall be entitled to receive the benefits described in such Section 6.B.”

4. Delete the reference to “Three Hundred Thousand Dollars ($300,000)” in part A of Section Two – Compensation and insert therefor “Three Hundred Fourteen Thousand Dollars ($314,000)”; and insert the following new sentence at the end of part A:

“The Annual Base Salary of the Executive may not be reduced during the period of his employment.”

5. Add the following new subpart 5 to Section 6.B of Section Six – Separation from Service:

“5. In full satisfaction of its obligation with respect to the restricted stock units previously granted to the Executive under the Amended and Restated Alliance One International, Inc. 2007 Incentive Plan (the “RSUs”), the Company shall pay to the Executive within four business days of his date of termination of employment with the Company, an amount equal to the product of (a) and (b), where (a) is the vested number of RSUs and (b) is the publicly traded price per share of the Company’s stock as of the close of business of the Company on the date of the Executive’s termination of employment with the Company.”

6. Add the following new part D to Section Six – Separation from Service:

“D. Notwithstanding any contrary provision of Section 6.B. of the Employment Agreement, if the Executive dies before receiving all of the payments pursuant to Section 6.B. and his spouse survives him, the remaining installments shall be paid to the surviving spouse with no change in timing or amount. If the surviving spouse dies before receiving all of the remaining payments, the amounts remaining unpaid at the time of the surviving spouse’s death shall be forfeited.”

7. Add the following new part J. to Section Seven – Miscellaneous:

“J. The Executive has been represented by counsel in negotiating this Agreement, and the Executive is solely responsible for timely making payment of any and all income tax or interest for which the Executive is responsible as a result of this Agreement or payments made hereunder, as well as solely responsible for the proper tax reporting of same. Within a reasonable period of time following the execution of this Agreement but in no event later than May 15, 2011, the Company shall reimburse the Executive for his reasonable attorneys’ fees and any other reasonable expenses related thereto incurred by the Executive between October 1, 2010 and April 15, 2011 in connection with the preparation, review, and negotiation of this Agreement. The Executive shall submit a written request for reimbursement accompanied by sufficient evidence demonstrating that the fees and expenses subject to reimbursement were incurred. The attorneys’ fees and expenses eligible for reimbursement under this paragraph shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year. The Executive’s rights under this Section 7.J. are not subject to liquidation or exchange for any other benefit.”

8. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

9. The parties do hereby ratify and confirm the Employment Agreement, including the modifications and amendments made by this Agreement.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement on the day and year first above written.

EXECUTIVE

/s/ Henry C. Babb
(SEAL)
Henry C. Babb, Jr.

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Robert A. Sheets
	Name:	Robert A. Sheets
	Title:	Executive Vice President and Chief Financial Officer

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